March 22, 1996


Dear Stockholder,

On February 28, the board of directors of Lincoln Telecommunications Company approved a recommendation to change the name of the company to Aliant Communi-cations Inc. You will be asked to vote on the name change at the annual meeting on April 24.

The recommendation to rename the company came about after many months of careful researching, creative thinking and strategic planning. We considered quite a few names and sought input on many of them from customers.

We think the Aliant name best represents the alliance between our products and services. It also describes the alliances we are creating with you as we provide a good value for your investment, with our customers as we meet all their communication needs and with our employees as we all work together to continue to make our company a success. There are many good reasons behind this need for a name change:

 - One name will unify the disparate identities we have today. Our company and its affiliates are now represented by seven names in the marketplace. With one name, we will convey with better clarity all that we do.

 - One name will better enable us to package our services and enter new markets. With a single name like Aliant, we can package our local, long distance and cellular services, for example, and offer strong loyalty programs to our customers. We will build strong brand recognition and be better positioned to enter new markets.

 - One name will help us maximize our communications and promotional efforts. We will be using a consistent set of graphics and spending our advertising dollars more effectively because we can concentrate on one brand name.

The new name reflects the independent principles on which the company was founded nearly a century ago. While we are changing our name, we will con-tinue our long-standing commitment to our values of integrity, quality and service. We embrace the changes and opportunities the future promises us. And as Aliant, we will continue to improve our technological capabilities and customer-focus that have been keys to our success. We hope that you will agree.

/s/ Thomas C. Woods, III                    /s/ Frank H. Hilsabeck

    Thomas C. Woods, III                        Frank H. Hilsabeck
    Chairman of the Board                       President and
                                                Chief Executive Officer

OFFICE OF THE CHAIRMAN


                                   March 22, 1996




To Our Stockholders:

     The Board of Directors joins me in extending to you a cordial invitation to attend the 1996 Annual Meeting of Stockholders. The meeting will be held in Lincoln, Nebraska, at 10:30 a.m. on Wednesday, April 24, 1996.

     In addition to voting on the matters described in this Proxy Statement, we will review the Corporation's 1995 business and discuss our plans for 1996 and beyond. There will be an opportunity to discuss matters of interest to you as a stockholder.

     We hope many Lincoln Telecommunications Company stockholders will find it convenient to be present at the meeting, and we look forward to greeting those personally able to attend. It is important that your shares be represented and voted whether or not you plan to be present. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. No postage is necessary if the envelope is mailed in the United States.
The prompt return of your proxy will save the expense involved in further communications. Any stockholder attending the meeting may vote in person even if a proxy has been returned.

     We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                   Sincerely,

                                   /s/ Thomas C. Woods, III

                                   THOMAS C. WOODS, III
                                   Chairman of the Board

                     LINCOLN TELECOMMUNICATIONS COMPANY
                              1440 M STREET
                         LINCOLN, NEBRASKA  68508

       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 1996

To the Holders of Common Stock of
     LINCOLN TELECOMMUNICATIONS COMPANY:

     Notice is hereby given that the Annual Meeting of Stockholders of Lincoln Telecommunications Company, a Nebraska corporation (hereinafter the "Corporation"), will be held at the Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, 68508, on Wednesday, April 24, 1996, at
10:30 a.m. for the following purposes:

     (1) To amend the Articles of Incorporation to change the name of the Corporation to Aliant Communications Inc.

     (2) To elect five (5) directors to hold office for a term of three years or until their successors are elected and qualified.

     (3) To transact any other business which may be properly brought before the meeting or any adjournment or postponement thereof.

     The close of business on March 11, 1996, has been fixed as the date of record for the determination of common stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Accordingly, only common stockholders of record at the close of business on that date will be entitled to notice of and to vote at said meeting. A list of the stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting at the offices of the Corporation, which address is set forth above, and will also be available for examination at the Annual meeting until its adjournment.

     It is important that your shares of stock be represented at this Annual Meeting. If you do not expect to be present in person, you are requested by Management to fill in, sign, date and return the proxy in the enclosed envelope. No postage need be affixed if mailed within the United States.

                                   By order of the Board of Directors,
                                   LINCOLN TELECOMMUNICATIONS COMPANY

                                   /s/ Michael J. Tavlin

                                   Michael J. Tavlin, Secretary


Lincoln, Nebraska
March 22, 1996

     YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                       LINCOLN TELECOMMUNICATIONS COMPANY
                                 1440 M STREET
                            LINCOLN, NEBRASKA 68508
                                PROXY STATEMENT
                            SOLICITATION OF PROXIES
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 24, 1996

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Management of the Corporation for use at the Annual Meeting of Stockholders to be held on April 24, 1996 for the purposes set forth in the foregoing Notice. This statement and the form of proxy are being first sent to security holders on or about March 22, 1996.

     The accompanying form of proxy, in ballot form, has been prepared at the direction of the Board of Directors and is sent to you at its request. The proxies named therein have been designated by Management.

     Stockholders who execute proxies retain the right to revoke them at any time before they are voted by attending the Annual Meeting and voting in person or by notifying the Secretary of the Corporation at 1440 M Street, Lincoln, Nebraska, 68508, in writing of such revocation prior to the Meeting. A proxy, when properly executed, duly returned and not so revoked, will be voted and, if it contains any specification, will be voted in accordance therewith; provided the proxy is not mutilated or otherwise received in such form or at such time as to render it unvotable. If no choice is specified, the proxy will be voted in accordance with the recommendations of Management, as stated on the proxy form and in this proxy statement.

     The solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by officers, directors and regular employees of the Corporation personally, by telephone or by facsimile. The Corporation does not anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that the Corporation may pay persons holding shares in their name, or of their nominees, for sending proxies and proxy material to principals. The entire cost of solicitation will be borne by the Corporation.

                    Outstanding Shares and Voting Rights

     The voting securities of the Corporation consist of 36,650,611 shares of Common Stock (CUSIP 534780 10 1), issued and outstanding as of March 11, 1996, each of which is entitled to one vote. Only holders of Common Stock of record at the close of business on March 11, 1996 are entitled to notice of and to vote with respect to this solicitation.

     The following table sets forth information as of March 11, 1996, regarding the only persons or entities known by the Corporation based on
Schedule 13G filing with the Securities and Exchange Commission, to own more than 5% of the Corporation's Common Stock. Except as otherwise indicated below, the entity owns such Common Stock directly with sole investment and sole voting power.

        Name and Address of           Amount and Nature of       Percent
        Beneficial Owner              Beneficial Ownership       Of Class
        -------------------           --------------------       --------

        Sahara Enterprises, Inc.*          3,176,776               8.7
        Suite 2000
        Three First National Plaza
        Chicago, Illinois 60602

* Reference should be made to the table and footnotes thereto under "Security Ownership of Management" on pages 5 and 6, especially the information concerning beneficial ownership of shares by Messrs. Woods and Wheatley.

     Information is as of February 29, 1996 (except that the percentage has been calculated based on the number of shares outstanding as of the record date of this meeting) and is from the Schedule 13G filed with the Securities and Exchange Commission on January 31, 1996.

                    AMENDMENT TO ARTICLES OF INCORPORATION
                           (ITEM 1 ON PROXY CARD)

     On February 28, 1996, the Board of Directors adopted, subject to shareholder approval, an amendment to the Corporation's Articles of Incorporation to change the name of the Corporation from "Lincoln
Telecommunications Company" to "Aliant Communications Inc.", effective on or about September 1, 1996.

     As amended, Article 1 will read as follows:
                                "ARTICLE 1

                                   Name
           The name of the corporation is Aliant Communications Inc."

     Significant changes have occurred over the past sixteen years since the Corporation was first formed as a holding company under the name
"Lincoln Telecommunications Company." For the following reasons, Corporation management and the Board of Directors believe a change in the name of the Corporation is desirable to more accurately reflect the Corporation's expanded marketplace and array of products and services and its plans for the future.

     1. The Corporation's business has expanded well beyond the Lincoln, Nebraska market and now serves more than 190,000 landline customers in 22 counties in southeast Nebraska, has more than 122,000 cellular access lines throughout Nebraska and seven counties in southwest Iowa, and may expand further.

     2. While the Corporation continues to have active telephone operations, it has diversified into related activities in other markets throughout the state. These activities include business telephone equipment systems, long distance and cellular services.

     3. With the multiple identities now used by the Corporation, it is difficult to achieve brand awareness, package and bundle services, and convey to our customers the full scope of the Corporation's businesses. Creating a single brand that stands for a full complement of telecommunications services is imperative for the future as the Corporation is certain to face new competition in every phase of its business.

     4. The Corporation is repositioning itself, through activities such as business process re-engineering, to better meet the demands of its customers.

     These changes to the Corporation have resulted in a need for the corporation to communicate a new corporate definition and project a more appropriate identity. The new name, Aliant Communications Inc., will convey an image of what the Corporation is today and expects to be in the future--a forward looking, high technology enterprise dedicated to building strong alliances with its customers.

     If the proposed name change is approved by the Corporation's Share-holders, the trading symbol for the Corporation's Common Stock on the Nasdaq National Market would be changed to "ALNT" from the current "LTEC", effective at the time of the name change which is presently expected to occur on or about September 1, 1996.

     Outstanding stock certificates will not be affected by the proposed name change. Shareholders should retain their stock certificates and should not send them to the Corporation or the Corporation's Transfer Agent.

                       Board Position and Required Vote

     The Board of Directors recommends that the holders of Common Stock vote FOR approval of the foregoing Amendment to the Articles of Incorporation.

     Counsel to the Corporation has advised that, pursuant to the Corporation's Articles of Incorporation and the Nebraska Business Corporation Act, if a quorum (a majority of the votes entitled to be cast by the holders of the outstanding Common Stock on the record date for the Annual Meeting) exists, the proposed Amendment to the Corporation's Articles of Incorporation shall be approved if the votes cast by holders of Common Stock for the Amendment exceed the votes cast by holders of Common Stock against the Amendment. Assuming a quorum is present, any shares not voted at the Meeting (whether by broker nonvotes, abstentions or otherwise) will have no effect or impact on the vote.

                            ELECTION OF DIRECTORS
                           (ITEM 2 ON PROXY CARD)

     Five (5) Directors are to be elected at the Annual Meeting for a term of three years or until their respective successors are elected and qualified.

     The persons named in the accompanying form of proxy will vote the shares represented by all executed proxies which are received for the election of Management's nominees hereinafter named, unless the authority to do so is withheld on the proxy. All nominees are presently serving as Directors of the Corporation, being elected to office by its stockholders.

     The holders of a majority of the Common Stock issued and outstanding, present in person, or represented by proxy, shall constitute a quorum at the Annual Meeting for the transaction of business. Shares represented by proxies on which the authority to vote for a director nominee or nominees is withheld and broker non-votes are counted only for purposes of determining the presence of a quorum for the transaction of business. If a quorum is present, the affirmative vote of a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at the Annual

Meeting shall be necessary for the election of a director nominee. Shares of Common Stock represented by proxies or ballots on which authority to vote is withheld and non-votes are not treated as votes for a nominee.

     At the Annual Meeting, votes will be counted by an employee of Chemical Mellon Shareholder Services, L. L. P., the Corporation's independent transfer agent and registrar. Such individual will process the votes cast by the stockholders, will make a report of his inspection and count of the votes cast by the stockholders and will certify the affirmative votes and votes withheld for the election of each director nominee.

     Under Nebraska law, holders of Common Stock are entitled to cumulative voting rights in the election of directors. Cumulative voting allows a stockholder to vote the number of shares owned by the stockholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of the stockholder's shares, or to distribute said votes among as many directors to be elected as the stockholder sees fit. Unless directed differently on any executed proxy, the persons named in the proxy will vote the shares represented by any proxy equally among those nominees for whom the stockholder has not withheld authority to vote.

     Management has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in such event and if any other unforeseen contingency should arise, it is the intention of the persons named in such accompanying form of proxy to vote for other nominees selected by the Board in accordance with their best judgment.

     The following table sets forth certain information about each director, including each person's business experience for the past five years, and presents certain information for all present executive officers and directors as a group. Information presented is stated as of February 29, 1996.

                   NOMINEES FOR TERM TO EXPIRE IN 1999

DUANE W. ACKLIE; Director since 1983; Age 64; Lincoln, Nebraska. Mr. Acklie is Chairman of Crete Carrier Corporation (a motor carrier) of Lincoln, Nebraska, and has held such position since 1991. He was President and Chief Executive Officer of Crete Carrier Corporation from 1971 to 1991. Mr. Acklie is Chairman of First National Bank, Lincoln, Lincoln, Nebraska.

TERRY L. FAIRFIELD; Director since 1993; Age 47; Lincoln, Nebraska. Mr. Fairfield is President and Chief Executive Officer of the University of Nebraska Foundation, Lincoln, Nebraska. He has held such position since 1987.

JOHN HAESSLER; Director since 1993; Age 59; Lincoln, Nebraska. Mr. Haessler is President and Chief Executive Officer of Woodmen Accident and Life Company of Lincoln, Nebraska, and has held such position since 1986. (See Note 1 below.)

WILLIAM C. SMITH; Director since 1983; Age 62; Lincoln, Nebraska. Mr. Smith retired in 1989 from the position of Chairman and Chief Executive Officer of FirsTier Financial, Inc. of Omaha, Nebraska, a position which he had held since 1988. Mr. Smith is currently self-employed in business and financial consulting.

LYN WALLIN ZIEGENBEIN; Director since 1992; Age 43; Omaha, Nebraska. Mrs. Ziegenbein is Executive Director of the Peter Kiewit Foundation of Omaha, Nebraska, and has held such position since 1983. (See Note 2 below.)

                         PRESENT TERM EXPIRES IN 1997

WILLIAM W. COOK, JR.; Director since 1981; Age 59; Beatrice, Nebraska. Mr. Cook is Chairman, President and Chief Executive Officer of Beatrice National Bank & Trust Co., of Beatrice, Nebraska, and has held such position since 1993. He was President and Chief Executive Officer of such company from 1971 to 1993.

JAMES E. GEIST; Director since 1973; Age 66; Lincoln, Nebraska. Mr. Geist retired in 1993 from the positions of Chairman of the Board and Chief Executive Officer of the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, and also retired from the positions of Chairman of the Board of the Corporation's other subsidiaries, LinTel Systems Inc. and Prairie Communications, Inc., all of Lincoln, Nebraska. He was the President and Chief Executive Officer of the Corporation and The Lincoln Telephone and Telegraph Company from 1988 to 1990. Mr. Geist is currently President of Geist, Inc., an equipment manufacturer.

DONALD H. PEGLER, JR.; Director since 1979; Age 69; Lincoln, Nebraska. Mr. Pegler is Chairman of the Board of Pegler-Sysco Food Services Company (distributors of institutional food, food service supplies and equipment), of Lincoln, Nebraska, and has held such position since 1989.

CHARLES N. WHEATLEY; Director since 1993; Age 45; Chicago, Illinois. Mr. Wheatley is President and Chief Executive Officer of Sahara Enterprises, Inc. (a diversified holding company) and has held such position since July, 1992. He was Vice President and Secretary of Sahara Enterprises, Inc. from 1985 to July 1992. Mr. Wheatley is a Director of Sahara Enterprises, Inc.

THOMAS C. WOODS, III; Director since 1979; Age 50; Lincoln, Nebraska. Mr. Woods is Chairman of the Board of the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company. He was the Corporation's Vice Chairman of the Board-Corporate Relations and
Communications from March 1990 to April 1993, and was Vice President Corporate Relations from March 1985 to March 1990. Mr. Woods is a director of Sahara Enterprises, Inc.

                         PRESENT TERM EXPIRES IN 1998

CHARLES R. HERMES; Director since 1992; Age 53; Hastings, Nebraska. Mr. Hermes is President of Dutton-Lainson Company (wholesale electrical and plumbing supplies, and a manufacturer of hardware and marine specialties) of Hastings, Nebraska, and has held such position since 1974.

FRANK H. HILSABECK; Director since 1990; Age 51; Lincoln, Nebraska. Mr. Hilsabeck is President and Chief Executive Officer of the Corporation, and is President of its principal subsidiary, The Lincoln Telephone and Telegraph Company. He was the Corporation's President and Chief Operating Officer from March 1991 to May 1993, was President-Telephone Operations from March 1990 to March 1991, was Vice President-Telephone Operations from 1986 to March 1990, and was Executive Vice President-Operations of such principal subsidiary from 1986 to March 1990.

PAUL C. SCHORR, III; Director since 1973; Age 59; Lincoln, Nebraska. Mr. Schorr is President and Chief Executive Officer of ComCor Holding
Incorporated (an electrical contractor specializing in construction consulting services) of Lincoln, Nebraska, and has held such position since 1989. He was also President of Fischbach Corporation (a diversified electrical/mechanical contractor) from 1990 to 1992.

JAMES W. STRAND; Director since 1990; Age 49; Lincoln, Nebraska. Mr. Strand is President-Diversified Operations of the Corporation, Executive Vice President-Marketing and Customer Services of its principal subsidiary, The Lincoln Telephone and Telegraph Company and is President of its subsidiaries, LinTel Systems Inc., Prairie Communications, Inc., and is Vice Chairman of the Board of Nebraska Cellular Telephone Corporation. He was the Corporation's Vice President-Diversified Operations from 1987 to March 1990.

-------------------------------------
     Note 1. Woodmen Accident and Life Company is the insurer from which the Corporation and its principal subsidiary, The Lincoln Telephone and Telegraph Company, purchase key man life insurance and employee group life insurance. The total net premiums paid for such insurance coverages in 1995 were $1,564,442. The Corporation believes that the rates paid for such insurance are comparable to market rates.

     Note 2. The Woods & Aitken law firm, in which Mr. John H. Ziegenbein, the husband of Mrs. Ziegenbein, is of counsel, provided legal services to the Corporation and its subsidiaries, The Lincoln Telephone and Telegraph Company, LinTel Systems Inc., Nebraska Cellular Telephone Corporation, and Prairie Communications, Inc., during 1995 for which it received fees in the amount of $195,935.

                  BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1995, six meetings of the Board of Directors were held. Two directors, Mr. Cook and Mr. Pegler, attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committee on which they served. The Corporation has no standing nominating committee, but does have the following three standing committees:

Executive Committee

The Executive Committee, in accordance with By-Law 17 of the Corporation's By-Laws, and subject to the limitations of the Nebraska Business Corporation Act, possesses and may exercise all powers of the Board of Directors. The Committee did not meet during 1995. Committee members during 1995 were: Frank H. Hilsabeck, Chairman; William W. Cook, Jr.; Paul
C. Schorr, III; and William C. Smith.

Audit Committee

The Audit Committee recommends the independent auditors for the Corporation to the full Board of Directors, reviews the scope of the audit and approves the fees for the auditors. In addition, the Committee reviews the work of the Corporation's Internal Audit Section. The Committee met four times during 1995. Committee members during 1995 were: Charles R. Hermes, Chairman; Terry L. Fairfield; John Haessler; and Charles N. Wheatley.

Executive Compensation Committee

The Executive Compensation Committee reviews and makes recommendations to the full Board of Directors for compensation levels of the Corporation's officers and administers the 1989 Stock and Incentive Plan participated in by executive officers and other key employees. The Committee met four times during 1995. Committee members during 1995 were: Duane W. Acklie, Chairman; Paul C. Schorr, III; Charles N. Wheatley; and Lyn Wallin Ziegenbein.

                       SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is a tabulation indicating as of February 29, 1996, the shares of the Corporation's Common Stock beneficially owned by each director and nominee, each of the named executive officers, and directors and executive officers of the Corporation as a group.

Name of Beneficial      Principal     Amount and Nature of       Percent of
Owner                   Position    Beneficial Ownership (Note 1)   Class

Thomas C. Woods, III.   Chairman of the         54,531 Direct       9.02%
                        Board and Director   3,248,624 Indirect*    Note 3

Frank H. Hilsabeck      President & Chief       30,604 Direct       Note 2
                        Executive Officer        5,594 Indirect*
                        and Director

James W. Strand         President-Diversified   15,838 Direct       Note 2
                        Operations and Director  5,479 Indirect*

Robert L. Tyler         Senior Vice President-  21,381 Direct       Note 2
                        Chief Financial Officer  3,887 Indirect*

Jack H. Geist           Vice President-         20,585 Direct       Note 2
                        Diversified Operations  15,843 Indirect*

Kevin J. Wiley          Vice President-             14 Direct       Note 2
                        Diversified Operations     116 Indirect*

Bryan C. Rickertsen     Vice President-         16,224 Direct       Note 2
                        Technology               1,472 Indirect*

Michael J. Tavlin       Vice President-         16,378 Direct       Note 2
                        Treasurer and Secretary  2,203 Indirect*

Duane W. Acklie         Director                93,913 Direct       Note 2
                                                61,200 Indirect*

William W. Cook, Jr.    Director                 7,051 Direct       Note 2
                                                   921 Indirect*

Terry L. Fairfield      Director                  None Direct       Note 2
                                                34,312 Indirect*

James E. Geist          Director                23,932 Direct       Note 2
                                                31,695 Indirect*

John Haessler           Director                 6,000 Direct       Notes 2
                                               252,432 Indirect*    & 4

Name of Beneficial      Principal     Amount and Nature of       Percent of
      Owner             Position    Beneficial Ownership (Note 1)   Class

Charles R. Hermes       Director                 2,000 Direct       Note 2
                                                34,418 Indirect*

Donald H. Pegler, Jr.   Director                   800 Direct       Note 2
                                                40,000 Indirect*

Paul C. Schorr, III.    Director                 1,804 Direct       Note 2
                                                27,879 Indirect*

William C. Smith        Director                 2,400 Direct       Note 2
                                                  None Indirect

Charles N. Wheatley     Director                  None Direct       8.8%
                                             3,222,920 Indirect*    Note 3

Lyn Wallin Ziegenbein   Director                 4,000 Direct       Note 2
                                                    10 Indirect*

All Directors and
Executive Officers
as a Group (19 persons) TOTAL                4,129,684**            11.28%


* Includes shares held by individual's spouse, held by the individual in custodianship for minor children, or held by a corporation with which the individual is affiliated, and to the extent listed as owned by the director or named executive officer should not be construed as an admission of beneficial ownership.

**   Total shares and percent of class ownership do not reflect the cumulative effect of beneficial ownership by Messrs. Woods and Wheatley of shares held of record by Sahara Enterprises, Inc. (See Note 3 below.)

     Note 1. Approximate number of shares of Common Stock owned, directly or indirectly, as of February 29, 1996. This information has been furnished by each Director or Officer. Also includes all Short-Term Incentive awards of Restricted Stock of the Corporation under the 1989 Stock and Incentive Plan (the "Plan") and any Long-Term Incentive awards of Stock Options under the Plan which are exercisable within 60 days of the date hereof, in the following amounts: Frank H. Hilsabeck, 17,500;
James W. Strand, 11,900; Robert L. Tyler, 12,300; Michael J. Tavlin, 8,100; Jack H. Geist, 0; Bryan C. Rickertsen, 6,400; and Kevin J. Wiley, 0.

     Note 2. Owns less than one percent of the Corporation's outstanding Common Stock.

     Note 3. The shares of the Corporation's Common Stock shown as indirectly owned by Messrs. Woods and Wheatley are held as follows:
3,176,776 shares included in each individual's indirect ownership total were held of record by Sahara Enterprises, Inc., as of February 29, 1996. Messrs. Woods and Wheatley each serve as Directors and Mr. Wheatley serves as President and Chief Executive Officer of Sahara Enterprises, Inc. The balance of Mr. Woods' indirect ownership total is held by his spouse, held in trust, or held as a Co-Personal Representative of the Estate of Thomas
C. Woods, Jr. The balance of Mr. Wheatley's indirect ownership total consists of shares held as trustee of various Woods family trusts.

     Note 4. The shares of the Corporation's Common Stock shown as indirectly owned by Mr. Haessler include 252,432 shares held by Woodmen Accident and Life Company, a mutual insurance company, of which Mr. Haessler is President and Chief Executive Officer.

                           EXECUTIVE COMPENSATION

     The Summary Compensation Table appearing below shows the compensation for the past three years for each of the Corporation's five most highly compensated executive officers, including the Corporation's Chief Executive Officer (the "named executive officers").

                         SUMMARY COMPENSATION TABLE
                                               Long Term Compensation
                        Annual Compensation           Awards
                                                           Number of
                                                           Securities
                                                           Underlying
Name and                                       Restricted    Stock     All Other
Principal Position      Year  Salary    Bonus     Stock      Options   Compensation
                               ($)     ($)(1)    ($)(2)     (#)(3)        ($)(4)
Frank H. Hilsabeck      1995  270,000   61,392    61,368     16,350       4,500
President & Chief       1994  225,000   52,210    52,190          0       4,500
Executive Officer       1993  196,167   52,211    52,189          0       6,040
and Director

James W. Strand         1995  184,800   27,611    27,589      8,400       4,500
President-Diversified   1994  154,000   22,872    22,848          0       4,500
Operations & Director   1993  146,000   26,400    26,400          0       4,380

Robert L. Tyler         1995  138,000   18,193    18,167      5,450       4,140
Senior Vice President-  1994  124,000   16,804    16,796          0       3,720
Chief Financial Officer 1993  111,000   19,805    19,795          0       3,331

Michael J. Tavlin       1995  107,000   12,610    12,590      3,550       3,210
Vice President-         1994  101,000   12,015    11,985          0       3,030
Treasurer & Secretary   1993   96,000   13,817    13,783          0       2,880

Jack H. Geist           1995   99,000   11,718    11,682      3,300       2,970
Vice President-         1994   93,000   11,410    11,390          0       2,790
Diversified Operations  1993   88,000   12,602    12,598          0       2,640
--------------------------------------

(1) The 1989 Stock and Incentive Plan (the "Plan") is administered by the Executive Compensation Committee of the Board of Directors (the "Committee") constituted of members of the Board not eligible to participate in the Plan, and permits the award of Short-Term Incentives, Stock Options, Stock Appreciation Rights and Restricted Stock. The bonus amounts shown reflect the cash bonus amounts paid pursuant to the Short-Term Incentive feature of the Plan attributable to the fiscal years of the Corporation shown. On April 26, 1989, the stockholders of the Corporation approved the Plan.

(2) Pursuant to the terms of the Plan, a participant may elect to receive up to forty percent (40%) of the amount of any Short-Term Incentive award in Restricted Stock of the Corporation. Each of the listed individuals has elected to receive the maximum amount. The number of such shares awarded was based upon the closing price of the Corporation's Common Stock as of December 31, 1993, December 30, 1994 and December 29, 1995, respectively. In each year, the number of shares awarded was increased by a multiple, previously determined by the Committee, which was 1.5. The dollar value of the Restricted Stock awards are attributable to the Corporation's fiscal year as indicated. The number of shares of Restricted Stock awarded and values thereof for each named executive officer and the aggregate value as of December 29, 1995, are as follows:

                              Number of Restricted Shares
Name           1993 Award     1994 Award     1995 Award     Aggregate Value

Mr. Hilsabeck     2,821          3,070          2,905       $ 185,816
Mr. Strand        1,427          1,344          1,306          86,127
Mr. Tyler         1,070            988            860          61,643
Mr. Tavlin          745            705            596          43,222
Mr. Geist           681            670            553          40,222
                  -----          -----          -----         -------
  Totals          6,744          6,777          6,220       $ 417,030

     The restrictions against sale, transfer, pledge or assignment of the Restricted Stock will lapse, and the awards have vested or will vest as follows: 1993 Awards - January 31, 1996; 1994 Awards - January 31, 1997; and 1995 awards January 31, 1998. Restrictions will lapse sooner if the participant dies, becomes disabled, retires or there is a change in control of the Corporation during the period of restriction.

     Dividends are paid during the period of restriction on the shares of Restricted Stock to the executive officer holding such shares and their voting rights may be exercised by the executive officer.

(3) The options shown for 1995 were awarded on March 15, 1995, not attributed to any past performance.

(4) The Corporation maintains a 401(k) Savings and Stock Ownership Plan for the benefit of its non-union-eligible employees, including the named executive officers. Pursuant thereto the Corporation (a) has contributed 1.75% of the employee's base salary in the form of the Corporation's Common Stock for the employee's benefit (to the following maximum base salary amounts: 1993 - $235,840; 1994 - $150,000; and 1995 - $150,000; and (b) has contributed on a matching basis, at the rate of 25% for each 1% of the employee's salary contributed to the 401(k) account, up to a maximum of 1.25% of such salary contribution. Such match is also made in shares of the Corporation's Common Stock.

     The Corporation has in effect the 1989 Stock and Incentive Plan which was approved by its stockholders and pursuant to which options to purchase shares of Common Stock of the Corporation have been granted to officers and other key employees of the Corporation and its subsidiaries in the past.

     The following table sets forth information concerning the exercise of stock options by each of the named executive officers during the 1995 fiscal year, the number of unexercised options existing at the end of the year 1995 for each of the named executive officers and the 1995 year-end value of unexercised options.

                      OPTION EXERCISES IN FISCAL 1995
                   AND FISCAL 1995 YEAR-END OPTION VALUES
                                             Number of
                                       Securities Underlying   Value of Unexercised
                                       Unexercised Options at  In-The-Money Options
                                             12/29/95 (#)         at 12/29/95 ($)
                     Shares
                   Acquired on    Value
Name                Exercise     Realized   Exercis-  Unexer-   Exercis-   Unexer-
                       (#)          ($)      able     cisable     able     cisable
Frank H. Hilsabeck      0            0      17,500    16,350     156,313   75,619
James W. Strand         0            0      11,900     8,400     104,663   38,850
Robert L. Tyler         0            0      12,300     5,450     109,888   25,206
Michael J. Tavlin       0            0       8,100     3,550      71,338   16,419
Jack H. Geist           0            0       4,400     3,300      36,850   15,263

     The following table illustrates the annual pension plan benefit provided by the Corporation's Pension Plan, as supplemented by the Executive Benefit Plan, for eligible executive employees upon retirement at age 65, assuming no optional forms of benefit have been elected. The Pension Plan is not integrated with Social Security and is maintained for all employees.


                               PENSION PLAN TABLE
                 Estimated Annual Pension at Normal Retirement
                Age for Representative Years of Credited Service
Highest        15 Years  20 Years  25 Years  30 Years  35 Years  40 Years
Consecutive    Service   Service   Service   Service   Service   Service
Five-Year      (34.875   (52.00    (59.375   (67.00    (74.875    (82.00
Average        Percent   Percent   Percent   Percent   Percent   Percent
Compensation   Factor)   Factor)   Factor)   Factor)   Factor)   Factor)
$ 90,000      $ 31,388  $ 46,800  $ 53,438  $ 60,300  $ 67,388  $ 73,800
 120,000        41,850    62,400    71,250    80,400    89,850    98,400
 150,000        52,313    78,000    89,063   100,500   112,313   123,000
 180,000        62,775    93,600   106,875   120,600   134,775   147,600
 210,000        73,238   109,200   124,688   140,700   157,238   172,200
 240,000        83,700   124,800   142,500   160,800   179,700   196,800
 270,000        94,163   140,400   160,313   180,900   202,163   221,400
 300,000       104,625   156,000   178,125   201,000   224,625   246,000
 330,000       115,088   171,600   195,938   221,100   247,088   270,600
 360,000       125,550   187,200   213,750   241,200   269,550   295,200

(continued)

                        PENSION PLAN TABLE (continued)
                 Estimated Annual Pension at Normal Retirement
                Age for Representative Years of Credited Service
Highest        45 Years  50 Years
Consecutive    Service   Service
Five-Year      (89.125   (96.25
Average        Percent   Percent
Compensation   Factor)   Factor)
$ 90,000      $ 80,213  $ 86,625
 120,000       106,950   115,500
 150,000       133,688   144,375
 180,000       160,425   173,250
 210,000       187,163   202,125
 240,000       213,900   231,000
 270,000       240,638   259,875
 300,000       267,375   288,750
 330,000       294,113   317,625
 360,000       320,850   346,500


     Compensation covered by the Pension Plan is a participant's salary, as shown in the Summary Compensation Table on page 7 herein (whether or not such compensation has been deferred at participant's election). Benefits are based on a participant's average compensation for five consecutive years, or, in the case of a participant who has been employed for less than five full years, the period of his employment covered by the Pension Plan. Under the Pension Plan, only salary as shown in the Summary Compensation Table up to the limits imposed by the Internal Revenue Code is taken into account. The 1995 compensation limit applicable to the Pension Plan is $150,000.

     Included in the information reflected in the above table are the supplemental retirement benefits which the Corporation provides pursuant to an Executive Benefit Plan for the benefit of Messrs. Hilsabeck, Strand, Tyler, Tavlin, Geist, and certain other executive officers. The Executive Benefit Plan also provides pre-retirement death benefits and long-term disability benefits. Pension benefits which exceed the limitations imposed by the Internal Revenue Code are payable under the Executive Benefit Plan. All pension benefits payable under the Executive Benefit Plan will be paid outside the Pension Plan as an operating expense.

     The named executive officers have the following years of service with the Corporation and The Lincoln Telephone and Telegraph Company as of December 29, 1995: Frank H. Hilsabeck, 28 years; James W. Strand, 22 years; Robert L. Tyler, 36 years; Michael J. Tavlin, 9 years; and Jack H. Geist, 44 years.

                         COMPENSATION OF DIRECTORS

     Full-time officers of the Corporation or its subsidiaries do not receive additional compensation for serving as members of the Boards of Directors of the Corporation or its subsidiaries. No additional compensation is paid if a full-time officer serves on any committee of such Boards of Directors.

     Effective April 26, 1995, non-employees serving as members of the Corporation's Board of Directors are paid: (a) an annual retainer of

$8,400, paid in monthly installments of $700; (b) an additional fee of $700 for attendance at each meeting of the Board; (c) an additional fee of $1,000 for attendance at any meeting of a Board Committee by the Committee Chairman; (d) an additional fee of $700 for attendance at any meeting of a Board Committee by other Committee members; and (e) reimbursement of expenses incurred in connection with such meetings. Non-employee Directors of the Corporation are not compensated for serving as Directors of the Corporation's principal subsidiary, The Lincoln Telephone and Telegraph Company. Total fees paid to Directors in 1995 were $168,210.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                  EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Corporation has agreements with Messrs. Hilsabeck, Strand, Tyler, Tavlin, and Geist which provide that the named executive officer is entitled to benefits if, after a change in control (as defined), such executive officer's employment is ended through (i) termination by the Corporation other than by reason of death or disability or for cause (as defined), or (ii) termination by the executive officer following the first anniversary of the change in control or due to a breach of the agreement by the Corporation or a significant adverse change in his responsibilities.
As used in such agreements, (a) "change in control" means (i) if any person is or becomes a thirty percent beneficial owner of the Corporation or (ii) a change in a majority of the members of the Board of Directors of the Corporation over a two consecutive year period; and (b) "cause" means termination of an executive's employment by the Corporation after a change in control based upon willful and intentional conduct causing serious injury to the Corporation, conviction for a felony or willful and unreasonable neglect or refusal to perform the executive's duties. The benefits provided are: (a) a cash termination payment of up to three times the sum of executive officer's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination. The agreements provide that if any portion of the benefits under the agreements or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986 (the "Code"), benefits are reduced so that the executive officer is entitled to receive $1.00 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code or which the Corporation may pay without loss of deduction under the Code.

     In accordance with agreements pursuant to the Corporation's Executive Benefit Plan, in the event of a change in control of the Corporation, entitlement to benefits payable to the named executive officers shall become vested, provided that such employees shall comply with specified non-competition and confidentiality requirements of such agreements. The vested amount shall equal 25% of average final compensation irrespective of the employee's net credited service on the date of employee's retirement. If after the change of control the employee's employment is terminated for reasons other than death or retirement, the vested 25% of average final compensation shall be payable on the later of his attaining age 60 or his date of termination.

       EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board is responsible for all aspects of the Corporation's compensation package offered to its corporate officers, including the named executive officers. The following report was approved by members of the Executive Compensation Committee.

     COMPENSATION POLICIES. The Corporation's principal executive compensation objective is to compensate executive officers in a manner that will attract and retain the services of an outstanding management team and provide incentives to motivate superior performance by key employees. In light of that objective, the Executive Compensation Committee of the Board of Directors (the "Committee"), which also serves as the executive compensation committee for The Lincoln Telephone and Telegraph Company (the principal subsidiary of the Corporation), has approved a compensation program for the Corporation's executive officers consistent with the policies described below. There are currently eight executive officers.

     To attract and retain employees, the Corporation's compensation program provides a base salary and an overall compensation package that are intended to be competitive and are based upon the following factors.
First, the Committee reviews the financial performance of the Corporation as compared to the peer group of telecommunications companies (as shown in the Performance Graph on page 13 which graphically illustrates returns on investments by stockholders over a five-year period, including reinvestment of dividends). Second, the Committee reviews competitive, legislative, regulatory and operational issues which the Corporation has faced during the past fiscal year, or will face during the ensuing fiscal year. In its discussions, the Committee evaluates the proactive and reactive actions of the executive officers concerning these first two factors and subjectively incorporates the evaluation into its compensation decisions. Third, and most important to the Committee's considerations, the Committee considers surveys of executive compensation obtained from available sources. Such surveys take into account both the telecommunications industry and other industries nationwide. The surveys include the five mid-sized telecommunications companies in the Corporation's peer group, as well as a number of other similarly sized companies in telecommunications or related industries. The 1994 and 1995 surveys indicated that the compensation of the Corporation's Chief Executive Officer was significantly below the mid-point of the survey results after giving consideration to the size of the Corporation compared to the size of the companies in the survey. Certain other officers were also below the mid-point of the survey results. The Committee's actions concerning 1995 salary level adjustments for these officers included steps to more closely align the salary of the Chief Executive Officer and other Corporation officers with the mid-point of the survey results.

     To provide incentives to motivate performance, the Corporation's executive compensation program establishes a direct relationship between compensation and the Corporation's performance and encourages executives to acquire an ownership interest in the Corporation. Pursuant to the provisions of the Plan, eligible executives, who have been chosen in advance by the Committee, receive a portion of their compensation in the form of incentive awards ("Short-Term Incentive awards"). The amounts of such Short-Term Incentive awards are established in accordance with ranges of earnings and return on equity realized by the Corporation as pre-determined by the Committee. The minimum return on equity required to award short-term incentives for 1995 was 15%. Actual results for 1995 as adjusted by the Committee for a portion of the special one-time or extraordinary items exceeded that level. In 1995, the Corporation's earnings and return on equity yielded an aggregate short-term incentive pool of $330,200 or 22% of composite salaries for eligible executives. The portion of such incentive pool received by an executive is based on his or her position of responsibility and individual performance.

     Further, to align the interests of executives with stockholder interests and to provide a means for the acquisition of an ownership interest in the Corporation, executives are encouraged to elect to receive up to 40% of the cash portion of the Short-Term Incentive awards in Restricted Stock of the Corporation. If such an election is made, the Committee may increase the stock portion of the award by a multiple not to exceed two times such stock portion. For 1995, the Committee determined
1.5 to be an appropriate multiple to be applied to the stock portion of the award to incent ownership, and in view of the two-year period of restrictions. Finally, the Committee may grant stock options under the Plan to key executives in amounts that are competitive based upon market considerations, which are exercisable after three years.

     CHIEF EXECUTIVE OFFICER COMPENSATION.  The compensation for Mr. Frank
H. Hilsabeck, President and Chief Executive Officer, reported for 1995 reflects the application of the policies described above.

     Mr. Hilsabeck also received a Short-Term Incentive award for 1995. On December 14, 1994, the Committee adopted performance goals for the Corporation for 1995 for purposes of the Corporation's Short-Term Incentive awards. As a result of the Corporation's earnings and return on equity and his performance in 1995, Mr. Hilsabeck received a Short-Term Incentive award of $102,300 or approximately 27.3% of the aggregate award.

     Consistent with the Corporation's desire to encourage acquisition of an ownership interest in the Corporation, Mr. Hilsabeck elected to receive Restricted Stock pursuant to the Plan to the maximum permitted of 40% of the Short-Term Incentive award. The Committee had previously determined to increase the value of the portion of the award used for the granting of Restricted Stock by a multiple of 1.5, thereby enabling Mr. Hilsabeck to receive Restricted Stock with a value of $61,368, as well as a cash award of $61,392. As of December 29, 1995, Mr. Hilsabeck held unvested Restricted Stock with an aggregate value of $185,816, including the 1995 award.

     Mr. Hilsabeck also participated in other employee benefit plans available to other executive officers during 1995, which the Committee believes are competitive, including the Pension Plan, Executive Benefit Plan, the 401(k) Savings and Stock Ownership Plan and life and health insurance programs.

     INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code (the "Code") eliminates, subject to certain exceptions, the deductibility of executive compensation to the extent that any executive's compensation for any year exceeds $1 million. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of performance-based compensation. As noted above, it is the Executive Compensation Committee's policy to base a substantial amount of executive compensation on the Corporation's performance. Currently the cash compensation levels for the Corporation's executive officers fall significantly below $1 million. In the event that in the future the annual remuneration of any executive of the Corporation approaches $1 million, the Committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with its compensation objectives.

     Members of the Executive Compensation Committee for 1995 were:

          Duane W. Acklie, Chairman          Charles N. Wheatley
          Paul C. Schorr, III                Lyn Wallin Ziegenbein

            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Executive Compensation Committee are identified above. Mrs. Ziegenbein, a member of the Executive Compensation Committee, is the spouse of John H. Ziegenbein, of counsel in the law firm of Woods & Aitken. Woods & Aitken acted as outside counsel for the Corporation for 1995 for which it received fees of $195,935.

                               PERFORMANCE GRAPH

     The following graph sets forth a comparison of the cumulative total stockholder return by quarter, commencing December 1990 and ending December 1995, on an investment of $100 in (a) shares of the Corporation's Common Stock; (b) shares of Standard & Poor's telephone company composite; (c) shares of Standard & Poor's 500 company composite; and (d) shares of the Corporation's telephone company peer group identified below. The cumulative total market appreciation includes the cumulative amount of dividends for the five-year period, assuming dividend reinvestment.



                            Dec-90    Dec-91    Dec-92    Dec-93    Dec-94   Dec-95
Lincoln Telecommunications   $100       $94      $107      $158      $150     $192

S&P 500                      $100      $130      $140      $155      $157     $215

S&P Telephone Index          $100      $108      $118      $136      $130     $197

Custom Composite Index       $100      $106      $128      $149      $153     $190
(5 Stocks)

The 5-Stock Custom Composite Index includes:  Alltel Corp., Cincinnati Bell
Inc., Century Telephone Enterprises, Frontier Corp., and Southern New England
Telecommunications Corp.

                  FILING OF REPORTS OF BENEFICIAL OWNERSHIP

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation's executive officers, directors and holders of more than ten percent of the Corporation's outstanding shares ("Insiders") file reports (on prescribed forms) of their beneficial ownership of the Corporation's stock and furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 was required to be filed, the Corporation believes that, during its fiscal year commencing January 1, 1995, and ending December 31, 1995, all Forms 3, 4 and 5 required by
Section 16(a) to be filed by Insiders were filed on a timely basis, except that Mr. Strand reported in a late Form 4 filing, the sale of 500 shares of Corporation stock.

            RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Corporation, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick LLP as the Company's independent certified public accountants for the calendar year ending
December 31, 1996. This accounting firm has audited the financial statements of The Lincoln Telephone and Telegraph Company (LT&T) continuously since calendar year 1946, and has audited the consolidated financial statements of the Corporation and its other subsidiaries since their respective dates of incorporation, as well as LT&T. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Stockholders with the opportunity to make any statements they desire and to respond to appropriate questions.

              OTHER BUSINESS AT THE ANNUAL MEETING OF STOCKHOLDERS

     Management is not aware of any business which properly may be presented for action at the meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the stockholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

                        DATE OF RECEIPT OF PROPOSALS

     All stockholder proposals intended for inclusion in the Corporation's 1997 proxy materials and for presentation at the Corporation's 1997 Annual Meeting set in the Corporation's By-Laws as the fourth Wednesday in April, or April 23, 1997, must be received by the Corporation (Attn: Corporate Secretary) not later than November 18, 1996. In addition, the Corporation's By-Laws establish procedures for stockholder nominations for election of directors and bringing business before the Annual Meeting of the Corporation's stockholders. Among other requirements, to bring business before the 1997 Annual Meeting or to nominate a person for election as a director, a stockholder must give written notice to the Secretary of the Corporation not less than 90 days prior to April 23, 1997, or in the event an earlier date is set by the Board of Directors within ten days after the first public disclosure of the earlier date. The notice must contain certain information concerning the proposed business or the nominee and the stockholder making the proposal. Any stockholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions from the Secretary of the Corporation.

                                    By order of the Board of Directors
                                    LINCOLN TELECOMMUNICATIONS COMPANY

                                    /s/ Michael J. Tavlin

                                    Michael J. Tavlin, Secretary



Lincoln, Nebraska
March 22, 1996